K&L Gates LLP 1601 K Street NW Washington, DC 20006-1600 T 202.778.9000 www.klgates.com

DRAFT

PRIVILEGED AND CONFIDENTIAL

April 30, 2012

Legg Mason Charles Street Trust, Inc.

Legg Mason Global Asset Management Trust

100 International Drive

Baltimore, Maryland 21202

Re:	Reorganizations to Convert Series of a Maryland Corporation

to Series of a Maryland Statutory Trust

Ladies and Gentlemen:

Legg Mason Global Asset Management Trust, a Maryland statutory trust (“Trust”), on behalf of each segregated portfolio of assets (“series”) thereof listed under the heading “New Funds” on Schedule A attached hereto (“Schedule A”) (each, a “New Fund”), and Legg Mason Charles Street Trust, Inc., a Maryland corporation (“Corporation”), on behalf of each series thereof listed under the heading “Old Funds” on Schedule A (each, an “Old Fund”), have requested our opinion as to certain federal income tax consequences of the conversion of each Old Fund to the New Fund listed on Schedule A opposite its name (“corresponding New Fund”) pursuant to an Agreement and Plan of Reorganization and Dissolution between them dated as of February 23, 2012 (“Agreement”).1 The Agreement contemplates each Old Fund’s changing its identity and form — that is, its conversion from a series of a Maryland corporation to a series of a Maryland statutory trust — by (1) transferring all its Assets to its corresponding New Fund (which is being established solely for the purpose of acquiring those Assets and continuing that Old Fund’s business) in exchange solely for voting shares of beneficial interest in that New Fund and that New Fund’s assumption of all that Old Fund’s Liabilities, (2) distributing those shares pro rata to that Old Fund’s Shareholders in exchange for their shares of common stock therein and in complete liquidation thereof, and (3) terminating that Old Fund, all on the terms and conditions set forth in the Agreement (all the foregoing transactions involving each Old Fund and its corresponding New Fund being referred to herein collectively as a “Reorganization”).

In rendering this opinion, we have examined (1) the Agreement, (2) the Supplement dated February 24, 2012, to each Old Fund’s Prospectus dated May 1, 2011, regarding the Reorganizations (among other things), and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”). We have assumed, for those purposes, the accuracy and completeness of the information contained in all the Documents. As

[1]	Each capitalized term that is not defined herein has the meaning ascribed thereto in the Agreement.

PRIVILEGED AND CONFIDENTIAL

LEGG MASON CHARLES STREET TRUST, INC.

LEGG MASON GLOBAL ASSET MANAGEMENT TRUST

APRIL 30, 2012

to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties made in the Agreement (as contemplated in paragraph 5.4 thereof) (each, a “Representation”) and on the Certificates of each Investment Company’s President and Treasurer, each of even date herewith and delivered at the Closing, certifying that their respective Representations are true and correct as of the date hereof. We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and at the Effective Time will be, correct without that qualification. We have also assumed that as to all matters for which a person or entity has represented that the person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganizations.

OPINION

Based solely on the facts set forth in the Documents and the assumptions described above, and conditioned on the Representations’ being true and complete at the Effective Time and each Reorganization’s being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), our opinion is as follows with respect to each Reorganization and the Funds participating therein and the Shareholders thereof:

(1) New Fund’s acquisition of the Assets in exchange solely for New Fund Shares and its assumption of the Liabilities, followed by Old Fund’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Old Fund Shares and in complete liquidation of Old Fund, will qualify as a “reorganization” (as defined in section 368(a)(1)(F)2), and each Fund will be “a party to a reorganization” (within the meaning of section 368(b));

(2) Old Fund will recognize no gain or loss on the transfer of the Assets to New Fund in exchange solely for New Fund Shares and New Fund’s assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Old Fund Shares;

(3) New Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for New Fund Shares and its assumption of the Liabilities;

[2]	“Section” references are to the Internal Revenue Code of 1986, as amended (“Code”).

PRIVILEGED AND CONFIDENTIAL

LEGG MASON CHARLES STREET TRUST, INC.

LEGG MASON GLOBAL ASSET MANAGEMENT TRUST

APRIL 30, 2012

(4) New Fund’s basis in each Asset will be the same as Old Fund’s basis therein immediately before the Reorganization, and New Fund’s holding period for each Asset will include Old Fund’s holding period therefor (except where New Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

(5) A Shareholder will recognize no gain or loss on the exchange of all its Old Fund Shares solely for New Fund Shares pursuant to the Reorganization;

(6) A Shareholder’s aggregate basis in the New Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Old Fund Shares it actually or constructively surrenders in exchange for those New Fund Shares, and its holding period for those New Fund Shares will include, in each instance, its holding period for those Old Fund Shares, provided the Shareholder holds those Old Fund Shares as capital assets at the Effective Time; and

(7) For purposes of section 381, New Fund will be treated just as Old Fund would have been treated if there had been no Reorganization. Accordingly, the Reorganization will not result in the termination of Old Fund’s taxable year, Old Fund’s tax attributes enumerated in section 381(c) will be taken into account by New Fund as if there had been no Reorganization, and the part of Old Fund’s taxable year before the Reorganization will be included in New Fund’s taxable year after the Reorganization.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of a Reorganization on the Funds participating therein or any Shareholder thereof with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes on the termination or transfer thereof under a mark-to-market system of accounting.

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the regulations thereunder, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion addresses only the specific federal income tax consequences of the Reorganizations set forth above and does not address any other federal, or any state, local, or

PRIVILEGED AND CONFIDENTIAL

LEGG MASON CHARLES STREET TRUST, INC.

LEGG MASON GLOBAL ASSET MANAGEMENT TRUST

APRIL 30, 2012

foreign, tax consequences of the Reorganizations or any other action (including any taken in connection therewith). Our opinion also applies with respect to a particular Reorganization only to the extent each Fund participating therein is solvent, and we express no opinion about the tax treatment of either Reorganization if either Fund participating therein is insolvent. Finally, our opinion is solely for the addressees’ information and use and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,

K&L GATES LLP

SCHEDULE A

Old Funds (Series of Corporation)	To be Reorganized into	New Funds (Series of Trust)

Legg Mason Batterymarch U.S. Small Capitalization Equity Portfolio	g	Legg Mason Batterymarch U.S. Small Capitalization Equity Portfolio

Legg Mason BW Global Opportunities Bond Fund	g	Legg Mason BW Global Opportunities Bond Fund